Exhibit 99.1

Contact:

Bob Newell

Vice President, Finance and Chief Financial Officer

(650) 331-7133

investors@cardica.com

CARDICA ANNOUNCES FISCAL 2016 FIRST QUARTER FINANCIAL RESULTS AND BUSINESS PROGRESS

REDWOOD CITY, Calif. – November 5, 2015 -- Cardica, Inc. (Nasdaq: CRDC) today announced financial results for its fiscal first quarter ended September 30, 2015. Cardica’s management will hold a conference call at 4:30 p.m. Eastern Time to discuss the financial results and provide an update on the company’s business.

“Cardica’s MicroCutter employs an elegant and sophisticated technology that allows surgeons to operate in tight spaces with a large degree of articulation,” said Julian Nikolchev, president and CEO of Cardica. “In talking to surgeons – both current and potential customers – there is clearly a need for this device in the field, where an increasing drive toward less and less invasive procedures can truly improve patient care.”

Mr. Nikolchev continued, “We continue focusing on clinical adoption in Europe, optimizing the supply chain and pursing regulatory clearance for the vascular indication of the MicroCutter XCHANGE 30 in the United States.”

Fiscal 2016 First Quarter Ended September 30, 2015, Financial Results

Total product sales were approximately $0.7 million for the fiscal 2016 first quarter, compared with $1.1 million for the fiscal 2015 first quarter. Total revenues were $0.8 million for the fiscal 2016 first quarter, compared with $1.1 million for the same period of 2015.

Cost of product sales was approximately $1.0 million for the fiscal 2016 first quarter, compared with approximately $1.6 million for the fiscal 2015 first quarter. Research and development expenses were approximately $1.6 million for the fiscal 2016 first quarter, compared with $1.7 million for the fiscal 2015 first quarter. Selling, general and administrative expenses were $2.7 million for both the fiscal 2016 and 2015 first quarters.

The net loss for the fiscal 2016 first quarter was approximately $4.6 million, or $0.05 per share, compared with a net loss of $5.1 million, or $0.06 per share, for the fiscal 2015 first quarter.

Cash, cash equivalents and investments as of September 30, 2015 were approximately $21.9 million, compared with approximately $25.2 million at June 30, 2015. As of September 30, 2015, there were approximately 89 million shares of common stock outstanding and 191,474 shares of Series A convertible preferred stock outstanding.

Conference Call Details

To access the live conference call today at 4:30 p.m. Eastern Time via phone, please dial 866-271-5140 from the United States and Canada or 617-213-8893 internationally. The conference ID is 76837265. Please dial in approximately 10 minutes prior to the start of the call. A telephone replay will be available beginning approximately four hours after the call through November 12, 2015, and may be accessed by dialing 888-286-8010 from the United States and Canada or 617-801-6888 internationally. The replay passcode is 98227459.

To access the live and subsequently archived webcast of the conference call, go to the Investor Relations section of the company’s website at www.cardica.com. Please connect to the website at least 15 minutes prior to the presentation to allow for any necessary software downloads.

The webcast is also being distributed through the Thomson StreetEvents Network. Institutional investors can access the call via Thomson StreetEvents at www.streetevents.com, a password-protected event management site.

About Cardica

Cardica designs and manufactures proprietary stapling and anastomotic devices for cardiac and laparoscopic surgical procedures. Cardica's technology portfolio is intended to reduce operating time and facilitate minimally-invasive and robot-assisted surgeries. Cardica’s MicroCutter XCHANGE® 30, a cartridge-based articulating surgical stapling device with a five-millimeter shaft diameter, is manufactured and cleared for use in a variety of gastrointestinal procedures and appendectomies in the United States, and for a wide range of surgical procedures in Europe. In addition, Cardica manufactures and markets its automated anastomosis systems, the C-Port® Distal Anastomosis Systems and PAS-Port® Proximal Anastomosis System for coronary artery bypass graft (CABG) surgery, and has shipped over 56,500 units throughout the world.

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Forward-Looking Statements

The statements in this press release regarding Cardica’s beliefs as to when it will be able to expand clinical indications and its expectations as to the timing of development of its enhanced MicroCutter device are "forward-looking statements." There are a number of important factors that could cause Cardica’s results to differ materially from those indicated by these forward-looking statements, including: that Cardica may not be successful in its efforts to make the improvements necessary to its enhanced MicroCutter device due to unanticipated technical or other difficulties; risks inherent in obtaining regulatory approvals; as well as other risks detailed from time to time in Cardica’s reports filed with the U.S. Securities and Exchange Commission, including its Quarterly Report on Form 10-K for the year ended June 30, 2015, under the caption “Risk Factors,” filed on September 25, 2015. Cardica expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any forward-looking statements contained herein. You are encouraged to read Cardica’s reports filed with the U.S. Securities and Exchange Commission, available at www.sec.gov.

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Cardica, Inc.

Consolidated Statements of Operations

(amounts in thousands except per share amounts)

	Three months ended
	September 30,
	2015	2014
	(unaudited)
Revenue
Product sales, net	$737	$1,051
Royalty revenue	18	17
Total	755	1,068

Operating costs and expenses
Cost of product sales	1,023	1,633
Research and development	1,616	1,736
Selling, general and administrative	2,657	2,658
Total operating costs and expenses	5,296	6,027

Loss from operations	(4,541)	(4,959)
Interest and other income	16	4
Interest expense	(120)	(110)
Net loss allocable to common stockholders	$(4,645)	$(5,065)

Basic and diluted net loss per share allocable to common stockholders	$(0.05)	$(0.06)

Shares used in computing basic and diluted net loss per share allocable to common stockholders	88,964	88,946

Consolidated Balance Sheets

(amounts in thousands)

	September 30,	June 30,
	2015	2015
Assets	(unaudited)
Cash, cash equivalents and investments	$21,946	$25,206
Accounts receivable	498	424
Inventories	1,172	1,391
Other assets	2,029	2,273
Total assets	$25,645	$29,294

Liabilities and stockholders' equity
Accounts payable and other liabilities	$2,634	$1,849
Deferred revenue	2,528	2,528
Long term debt	2,898	2,828
Total stockholders' equity	17,585	22,089
Total liabilities and stockholders' equity	$25,645	$29,294